Exhibit 99.1

NEWS RELEASE for May 14, 2009 AT 7:30 AM ET
Contact: William R. Abbott,
Senior Vice President and Chief Financial Officer
949-420-1800
CARDIOGENESIS REPORTS FIRST QUARTER 2009 RESULTS
IRVINE, CA, May 14, 2009
     Cardiogenesis Corporation (OTC: CGCP) the “Company”, a leading developer of surgical products used in the treatment of patients suffering from severe angina, today reported financial results for its first quarter ended March 31, 2009.
     First Quarter 2009 Financial Results
     Net revenues in the first quarter of 2009 totaled $2,852,000, a 4% decrease from the prior year first quarter net revenues of $2,982,000. During the first quarter of 2009, the Company sold three lasers and 479 handpiece units as compared to three lasers and 540 handpieces during the first quarter of 2008. The decrease in net revenue for the three months ended March 31, 2009 results primarily from lower handpiece unit volume in the current year quarter.
     Richard Lanigan, Cardiogenesis President, stated, “During the fourth quarter of 2008 and through the first quarter of 2009, we implemented an outreach initiative to cardiologists to increase referrals for stand-alone TMR procedures. While we experienced a slow January, the good news is that we added 18 new centers performing stand alone TMR during this period. Success with stand-alone TMR not only increases the case-load for the cardiothoracic surgeons, but may also serve to remind surgeons of the utility of the technology as an adjunct to coronary bypass surgery. We believe the validation of this stand-alone therapy with cardiothoracic surgeons and referring cardiologists is important to the commercial success of TMR.”
     The Company reported a first quarter 2009 operating loss of $297,000 as compared with an operating loss of $37,000 in the prior year quarter. The net loss for the quarter was $314,000 or $0.01 per basic and diluted share, as compared with a net loss of $36,000, or $0.00 per basic and diluted share in the 2008 first quarter.
     The gross margin percentage was 81% of net revenues for the quarter ended March 31, 2009 as compared with an 82% gross margin percentage in the first quarter of 2008. Gross profit decreased by $141,000 to $2,316,000 for the current year quarter as compared with $2,457,000 for the 2008 first quarter.
     Research and development expenses were $288,000 in the first quarter of 2009 as compared with $216,000 in the 2008 first quarter. The dollar increase for the three months ended March 31, 2009 was attributed primarily to an increase in activities supporting clinical trials and studies.
     Sales and marketing expenses of $1,469,000 in the quarter ended March 31, 2009 decreased $58,000, or 4%, compared with $1,527,000 for the quarter ended March 31, 2008.
     General and administrative expenses for the quarter ended March 31, 2009 totaled $856,000 as compared to $751,000 during the quarter ended March 31, 2008. This represents an increase of $105,000, or 14%.

About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. The Company’s market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
For more information on Cardiogenesis and its products, please visit the Company’s website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
Safe Harbor Statement
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2009	2008
Net revenues	$2,852	$2,982
Cost of revenues	536	525

Gross profit	2,316	2,457

Operating expenses:
Research and development	288	216
Sales and marketing	1,469	1,527
General and administrative	856	751

Total operating expenses	2,613	2,494

Operating loss	(297)	(37)
Other income (expense):
Interest expense	(10)	(20)
Interest income	1	21

Total other (expense) income, net	(9)	1

Loss before income taxes	(306)	(36)
Provision for income taxes	8	—

Net loss	$(314)	$(36)

Net loss per share:
Basic	$(0.01)	$—

Diluted	$(0.01)	$—

Weighted average shares outstanding:
Basic	45,487	45,274

Diluted	45,487	45,274

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,773	$2,907
Accounts receivable, net of allowance for doubtful accounts of $0 and $20, respectively	1,425	1,330
Inventories	1,125	1,164
Investments in marketable securities	—	75
Prepaids and other current assets	363	395

Total current assets	5,686	5,871
Property and equipment, net	353	382
Other assets, net	18	18

Total assets	$6,057	$6,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$222	$200
Accrued liabilities	1,130	1,103
Deferred revenue	796	800
Current portion of capital lease obligations	9	6

Total current liabilities	2,157	2,109
Capital lease obligations, less current portion	21	13

Total liabilities	2,178	2,122

Commitments and Contingencies

Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
no par value; 75,000 shares authorized; 45,487 and 45,487 shares issued and outstanding, respectively	174,043	173,999
Accumulated deficit	(170,164)	(169,850)

Total shareholders’ equity	3,879	4,149

Total liabilities and shareholders’ equity	$6,057	$6,271